Filed Pursuant to Rule 424(b)(5)

Registration No. 333-68914

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 20, 2001

3,000,000 Shares

B•R•E Properties, Inc.

% Series C Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

The Series C Cumulative Redeemable Preferred Stock will not be redeemable before                     , 2009 except under limited circumstances intended to preserve our status as a real estate investment trust for federal income tax purposes. Beginning                     , 2009, we may redeem the Series C Preferred Stock, in whole or in part, at $25.00 per share plus accrued and unpaid dividends. Dividends on the Series C Preferred Stock will be cumulative from the date of issuance and are payable quarterly at a rate of         % of the liquidation preference per annum starting March 31, 2004. The shares of Series C Preferred Stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

We expect to list the Series C Preferred Stock on the New York Stock Exchange under the symbol “BRE_prc” and expect that trading will commence within 30 days after initial delivery of the Series C Preferred Stock.

Investing in the Series C Preferred Stock involves risks. See “ Risk Factors” beginning on page S-4.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Company(1)
Per Share	$25.00	$	$
Total	$	$	$

(1)	Plus accrued dividends, if any, from March 15, 2004.

The underwriters expect to deliver the Series C Preferred Stock to purchasers in book-entry form only through The Depository Trust Company on or about March 15, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse First Boston	Wachovia Securities

A.G. Edwards & Sons, Inc.	McDonald Investments Inc.

The date of this prospectus is                         , 2004

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

PROSPECTUS SUPPLEMENT SUMMARY

The following is only a summary. It should be read together with the more detailed information elsewhere in this prospectus supplement and the accompanying prospectus. In addition, important information is incorporated by reference into the prospectus. References in this prospectus supplement to “we,” “our,” “the Company” and “BRE Properties” mean BRE Properties, Inc., a Maryland corporation, and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires.

BRE Properties, Inc.

We are a self-administered equity real estate investment trust or “REIT” focused on the development, acquisition and management of multifamily apartment communities in eight targeted metropolitan markets of the Western United States. At December 31, 2003, our portfolio had real estate assets with a book value of approximately $2.2 billion that included: 80 wholly or majority-owned completed multifamily communities, aggregating 22,981 units; two apartment communities that we manage and own in partnerships or other joint venture arrangements, comprised of 488 apartment units; and seven apartment communities in various stages of construction and development, totaling 1,388 units.

We have been a publicly-traded company since our founding in 1970 and have paid uninterrupted quarterly dividends to our stockholders from inception. Our principal executive offices are located at 44 Montgomery Street, 36th floor, San Francisco, California, 94104; and our telephone number is (415) 445-6530.

Recent Developments

On October 28, 2003, we executed an agreement with an unaffiliated seller for the acquisition of four multifamily properties with an aggregate of 512 units located in Los Angeles, California, for an aggregate purchase price of approximately $67 million. On February 17, 2004, we acquired three of the properties, representing 411 units and an aggregate purchase price of $52 million. The fourth property, representing 101 units and an acquisition amount of $15 million, closed in escrow, with transfer of ownership to occur on March 2, 2004.

On February 19, 2004, our board of directors declared a regular quarterly dividend of $0.4875 per common share. The quarterly dividend of $0.4875 per share is equivalent to $1.95 per share on an annualized basis. Regular quarterly dividends on our Series B preferred stock of $0.505 per share were also declared. Both dividends are payable March 31, 2004 to stockholders of record as of the close of business on March 15, 2004.

During the fourth quarter of 2003, we issued a notice of redemption to all holders of record of our outstanding 8 1/2% Series A Cumulative Redeemable Preferred Stock at a redemption price of $25.17118 per share. The redemption price is equal to the original issuance price of $25.00 per share, plus accrued and unpaid dividends to the redemption date. The redemption date was January 29, 2004. From the redemption date forward, dividends on the 2,150,000 shares of Series A Cumulative Redeemable Preferred Stock, all of which were called for redemption, no longer accrue, and holders of any 8 1/2% Series A Cumulative Redeemable Preferred Stock not tendered for redemption have no rights other than the rights to receive the $25.17118 total redemption price.

The Offering

Issuer	BRE Properties, Inc.

Securities Offered	3,000,000 shares of % Series C Cumulative Redeemable Preferred Stock

Dividends

Investors will be entitled to receive cumulative cash dividends on the Series C Preferred Stock at a rate of     % per annum of the $25.00 per share liquidation preference (equivalent to $             per annum per share). Dividends on the Series C Preferred Stock will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing March 31, 2004. Dividends on the Series C Preferred Stock will be cumulative from the date of original issuance, which is expected to be March 15, 2004. Because the first dividend payment date is March 31, 2004, the dividend payable on each share of Series C Preferred Stock on that date will be less than the amount of a regular quarterly dividend.

Maturity

The Series C Preferred Stock does not have any maturity date nor are we required to redeem the Series C Preferred Stock. Accordingly, the Series C Preferred Stock will remain outstanding unless we decide to redeem it. In addition, we are not required to set aside funds to redeem the Series C Preferred Stock.

Optional Redemption

We may not redeem the Series C Preferred Stock prior to                 , 2009, except under limited circumstances intended to preserve our status as a REIT for federal income tax purposes. On and after                     , 2009, we may, at our option, redeem the Series C Preferred Stock, in whole or from time to time in part, for cash in the amount of $25.00 per share, plus accrued and unpaid dividends to the date of redemption.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of the Series C Preferred Stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends to the date of payment, before any payment is made to the holders of our common stock.

Ranking

The Series C Preferred Stock will rank prior to our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series C Preferred Stock will rank on a parity with our Series B Preferred Stock.

Voting Rights

Holders of Series C Preferred Stock generally will have no voting rights. However, if we do not pay dividends on the Series C Preferred Stock for six or more quarterly periods (whether or not consecutive), the holders of the Series C Preferred Stock, voting as a class with the holders of any other class or series of our capital stock which has similar voting rights, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Series C Preferred Stock.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock is required for us to:

• issue capital stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up;

• amend our articles of incorporation in a manner that materially and adversely affects the rights of the Series C Preferred Stock; or

• enter into a merger or consolidation unless the Series C Preferred Stock remains outstanding or is converted into preferred stock of the successor entity.

NYSE Listing	We expect to list the Series C Preferred Stock on the New York Stock Exchange and expect that trading will commence within 30 days after initial delivery of the Series C Preferred Stock.

Restrictions on Ownership and Transfer

Our articles of incorporation and bylaws contain provisions which are intended to help preserve our status as a REIT for federal income tax purposes. For example, if our board of directors determines that the direct or indirect ownership of shares of our capital stock, including the Series C Preferred Stock, has or may become concentrated to an extent that would prevent us from qualifying as a REIT, we may redeem those shares at any time. Similarly, we may prevent any proposed transfer of our capital stock, including the Series C Preferred Stock, which would jeopardize our status as a REIT.

Conversion	The Series C Preferred Stock will not be convertible into or exchangeable for any other securities or property.

Use of Proceeds

We expect the net proceeds from the offering to be approximately $            , after deducting the underwriting discounts and commissions and our estimated offering expenses of approximately $300,000. We intend to use the net proceeds from the offering for general corporate purposes, which may include the repayment of debt, redemption of equity securities, funding for development activities and financing for acquisitions and, pending such use, to temporarily reduce borrowings under our unsecured credit facility, which had an outstanding balance of $196 million as of December 31, 2003.

RISK FACTORS

An investment in the Series C Preferred Stock involves various risks, including those described below and in our most recent Annual Report on Form 10-K under the heading “Risk Factors” in the section entitled “Business.” Prospective investors should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase the Series C Preferred Stock offered hereby.

The Series C Preferred Stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares, and the Series C Preferred Stock has no stated maturity date.

The Series C Preferred Stack is a new issue of securities with no established trading market. Because the Series C Preferred Stock does not have a stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We expect to list the Series C Preferred Stock on the NYSE; however, we cannot assure you that the Series C Preferred Stock will be approved for listing. If approved, trading of the Series C Preferred Stock on the NYSE is not expected to begin until a 30-day period after the date of initial delivery of the Series C Preferred Stock, and, in any event, an active trading market on the NYSE for the Series C Preferred Stock may not develop or, even if it does develop, may not last, in which case the trading price of the Series C Preferred Stock could be adversely affected and your ability to trade your shares may be limited. We have been advised by the underwriters that the underwriters intend to make a market in the Series C Preferred Stock, but the underwriters are not obligated to do so and may cease market-making activities, if commenced, at any time.

The market value of the Series C Preferred Stock could be substantially affected by various factors.

As with other publicly traded securities, the trading price of the Series C Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the trading price of the Series C Preferred Stock;

•	the market for similar securities issued by REITs;

•	general economic and financial market conditions;

•	the attractiveness of securities of REITs in comparison to other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	the market’s perception of our growth potential and potential future cash dividends;

•	government action or regulation; and

•	our financial condition, performance, and prospects.

The Series C Preferred Stock will be subordinate to our indebtedness, and our indebtedness could prevent us from fulfilling our obligations under the Series C Preferred Stock.

At December 31, 2003, our total indebtedness was approximately $1.19 billion. We may also be able to borrow substantial additional secured or unsecured indebtedness in the future. The repayment of the principal and interest on our indebtedness may prevent us from being able to make dividend payments on the Series C Preferred Stock. In addition, in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will rank senior to the Series C Preferred Stock, and the holders of any indebtedness will be entitled to satisfaction of any amounts owed them prior to payment of the liquidation preference of any capital stock, including the Series C Preferred Stock.

USE OF PROCEEDS

We expect the net proceeds from the offering to be approximately $            , after deducting the underwriting discounts and commissions and our estimated offering expenses of approximately $300,000. We intend to use the net proceeds from the offering for general corporate purposes, which may include the repayment of debt, redemption of equity securities, funding for development activities and financing for acquisitions. Pending such uses, we may temporarily reduce borrowings under our unsecured credit facility, which at December 31, 2003 had an outstanding balance of $196 million. Our unsecured credit facility bears interest at LIBOR plus 0.70% per annum, which equaled a rate of 2.73% at December 31, 2003, and expires in April 2006.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

The shares of our common stock, par value $0.01 per share, are traded on the New York Stock Exchange under the symbol “BRE.” As of February 20, 2004, there were approximately 4,900 recordholders of our common stock and the last reported sales price on that date of our common stock as reported by the NYSE was $32.90. The number of holders does not include shares held of record by a broker or clearing agency, but does include each such broker or clearing agency as one recordholder. As of February 10, 2004, there were approximately 28,500 beneficial holders of BRE’s common stock.

This table shows the high and low sales prices of our common stock as reported on the New York Stock Exchange Composite Tape and the dividends we paid for each common share:

	Price of Our Common Stock		Distributions Per Share
	High	Low
2004
First Quarter (through February 20, 2004)	$34.04	$31.97	$0.4875	*

2003
First Quarter	$32.08	$28.15	$0.4875
Second Quarter	33.30	29.52	0.4875
Third Quarter	34.90	31.95	0.4875
Fourth Quarter	34.45	31.20	0.4875

2002
First Quarter	$32.85	$28.44	$0.4875
Second Quarter	34.25	31.00	0.4875
Third Quarter	33.22	26.40	0.4875
Fourth Quarter	31.50	27.05	0.4875

*	The current annualized distribution rate for our common stock is $1.95 per share. The most recent quarterly distribution was paid to stockholders of record as of December 15, 2003 and represents our 133rd consecutive quarterly distribution on our common stock. See “Prospectus Supplement Summary—Recent Developments” for a description of the quarterly distributions on our common stock and Series B Preferred Stock to be paid on March 31, 2004.

Since 1970, when we were founded, we have made regular and uninterrupted quarterly distributions to our stockholders. However, we cannot assure that distributions will continue or be paid at any specified level. The payment of distributions by us is at the discretion of our Board of Directors and depends on numerous factors, including our cash flow, financial condition and capital requirements, REIT provisions of the Internal Revenue Code of 1986, as amended, and other factors.

Under the Internal Revenue Code, we are required to pay at least 90% of our “REIT taxable income,” excluding net capital gains, as distributions in order to qualify as a REIT, and we will be subject to tax at regular corporate rates to the extent we annually distribute less than 100% of our taxable income. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our distributions paid may be designated either capital gain income or a return of capital, or both, to our stockholders. We annually provide our stockholders a statement as to our designation of the taxability of our distributions.

We have a direct stock purchase and dividend reinvestment plan under which investors may make an initial purchase of shares of our common stock and in which stockholders of record of our common stock may invest all or a portion of their distributions.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of December 31, 2003 on:

•	an actual basis; and

•	a pro forma as adjusted basis to give effect to:

•	the redemption on January 29, 2004 of all 2,150,000 outstanding shares of Series A Cumulative Redeemable Preferred Stock; and

•	the sale of the Series C Preferred Stock and the application of the estimated net proceeds therefrom to temporarily reduce borrowings under our $350 million unsecured credit facility until such proceeds are used as described under “Use of Proceeds”.

The table should be read in conjunction with the consolidated financial statements and notes thereto incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003.

	As of December 31, 2003
	Actual	Pro Forma as Adjusted
	(In thousands)
Indebtedness:
Unsecured line of credit(1)	$196,000	$
Unsecured senior notes due 2004 and 2005	33,915		33,915
Unsecured senior notes due 2007	200,000		200,000
Unsecured senior notes due 2009	150,000		150,000
Unsecured senior notes due 2011	250,000		250,000
Unsecured senior notes due 2013	130,000		130,000
Secured line of credit(2)	100,000		100,000
Mortgage loans payable	132,414		132,414

Total Indebtedness(3)	1,192,329
Minority interest	38,859		38,859
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized
Series A Preferred Stock, $25.00 liquidation preference per share, 2,300,000 and –0– shares authorized, 2,150,000 and –0– shares outstanding, actual and pro forma as adjusted, respectively	53,750		—
Series B Preferred Stock, $25.00 liquidation preference per share, 3,000,000 shares authorized and outstanding, actual and as adjusted	75,000		75,000
Series C Preferred Stock offered hereby	—
Common stock, $0.01 par value, 100,000,000 shares authorized 49,992,198 shares issued and outstanding	500		500
Additional paid-in capital	814,366		814,366
Accumulated net income in excess of cumulative dividends	19,764		19,764
Stock purchase loans to executives	(2,836)		(2,836)

Total shareholders’ equity	960,544

Total capitalization	$2,191,732	$

(1)	Our unsecured credit facility bears interest at LIBOR plus 0.70% per annum, which equaled a rate of 2.73% at December 31, 2003, and expires in April 2006.
(2)	BRE-FMCF, LLC, our wholly-owned subsidiary, is the borrower under our secured credit facility.
(3)	Includes current maturities totaling $17,327,000 due in 2004.

DESCRIPTION OF THE SERIES C PREFERRED STOCK

This description of certain terms of the     % Series C Cumulative Redeemable Preferred Stock offered by this prospectus supplement supplements, and to the extent inconsistent with replaces, the description of certain general terms and provisions of our preferred stock, par value $0.01 per share, set forth in the accompanying prospectus. As used under this caption “Description of the Series C Preferred Stock,” all references to “we,” “our” and “us” mean BRE Properties, Inc., a Maryland corporation, excluding, unless otherwise expressly stated or the context otherwise requires, our subsidiaries.

The following summary of certain terms of the Series C Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of our amended and restated articles of incorporation, our bylaws and the form of articles supplementary relating to the Series C Preferred Stock, all of which have been or will be filed as exhibits to or incorporated by reference in our registration statement on Form S-3 filed under the Securities Act with respect to the preferred stock offered pursuant to this prospectus supplement, and copies of which may be obtained as described under the caption “Available Information” in the accompanying prospectus.

Prospective investors should carefully review the information set forth below under “—Restrictions on Ownership and Transfer” and in the accompanying prospectus under “Restrictions on Transfers of Capital Stock; Redemption; Real Estate Investment Trust Status” for important information concerning restrictions on ownership and transfer applicable to the Series C Preferred Stock.

General

Our articles of incorporation authorize us to issue up to 110,000,000 shares of capital stock, consisting of (1) up to 100,000,000 common shares and (2) up to 10,000,000 preferred shares in one or more series. Our articles of incorporation grant our board of directors the power, without further stockholder authorization, to authorize from time to time the issuance of preferred shares in one or more series and to determine the number of shares to be included in the series and the terms, rights, restrictions and qualifications of the shares of the series, including any preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption. As of the date of this prospectus supplement, 3,000,000 shares of our 8.08% Series B Cumulative Redeemable Preferred Stock are outstanding. Our Series B Preferred Stock has substantially similar terms to the terms of our Series C Preferred Stock described in the prospectus supplement, except that our Series B Preferred Stock may only be redeemed out of the sale proceeds of our other capital stock. We redeemed all 2,150,000 outstanding shares of our 8.50% Series A Cumulative Redeemable Preferred Stock on January 29, 2004.

We have authorized the issuance of a series of preferred shares, consisting of 3,000,000 shares, designated as the       % Series C Cumulative Redeemable Preferred Stock.

We expect to list the Series C Preferred Stock on the New York Stock Exchange and expect that trading will commence within 30 days after initial delivery of the Series C Preferred Stock.

The Series C Preferred Stock does not contain any provisions affording holders of the Series C Preferred Stock protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Series C Preferred Stock, except to the limited extent described below under “—Voting Rights.”

The transfer agent, registrar and paying agent for the Series C Preferred Stock will be Mellon Investor Services LLC. Our articles supplementary will provide that we will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Series C Preferred Stock may be surrendered for payment (including upon redemption, if any), registration of transfer or exchange.

Ranking

The Series C Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

•	senior to our common shares and senior to all of our other capital stock other than capital stock referred to in the following two bullet points;

•	on a parity with our Series B Preferred Stock and all of our capital stock, the terms of which specifically provide that such capital stock ranks on a parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

•	junior to all of our capital stock, the terms of which specifically provide that such capital stock ranks senior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. The term “capital stock” does not include convertible debt securities.

Our board of directors may from time to time, without further stockholder approval, authorize the issuance of one or more series of preferred shares ranking on a parity with the Series B Preferred Stock and the Series C Preferred Stock or, subject to the terms of any series of outstanding preferred shares, authorize an increase in the amount of authorized shares of any such series. See “—General” above and “—Voting Rights” below. In addition, with the affirmative vote or consent of the holders of at least two-thirds of the shares of each of the Series B Preferred Stock and the Series C Preferred Stock outstanding at the time as described below under “—Voting Rights,” we may issue capital stock which ranks senior to the Series B Preferred Stock and the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, and the rights of holders of Series C Preferred Stock to receive dividends and amounts due upon our liquidation, dissolution or winding up shall be subject to the preferential rights of any such senior capital stock. No such senior capital stock is currently outstanding. In addition, because a portion of our operations is conducted through our subsidiaries, including BRE Property Investors, LLC, our cash flow and our consequent ability to pay dividends on the Series C Preferred Stock will be partially dependent upon the results of operations of and distributions from such subsidiaries.

Dividend and Redemption Restrictions Under Debt Instruments

We and our subsidiaries are and may in the future become parties to agreements and instruments which restrict or prevent the payment of dividends on, or the purchase or redemption of, our common shares, Series B Preferred Stock, Series C Preferred Stock and any other of our outstanding capital stock, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth) and direct restrictions. In particular, the terms of our existing unsecured credit facility provide that, subject to certain limited exceptions, aggregate distributions made by us to holders of our equity interests or those of our consolidated subsidiaries (including for these purposes dividends and distributions on common shares, limited liability company units of BRE Property Investors, LLC, Series B Preferred Stock and the Series C Preferred Stock offered by this prospectus supplement) during any calendar year may not exceed the greater of (1) 95% of funds from operations (as defined in the existing unsecured credit facility) for such period or (2) an amount as may be required to be distributed in order for us to maintain our REIT status for federal income tax purposes. In addition, the terms of our existing unsecured credit facility provide that no distributions to holders of equity interests may be made during the continuance of a monetary default under the credit facility, and also provide for limitations on distributions made during the continuance of an event of default other than a monetary default. Similarly, our secured credit facility prohibits BRE-FMCF, LLC, the subsidiary borrower under that facility, from making distributions to us if an event of default or a potential event of default under that facility has occurred and remains uncured.

In the event of a deterioration in our financial condition or results of operations or those of our subsidiaries, the terms of our existing unsecured credit facility or other instruments or agreements to which we or our subsidiaries are or may in the future become parties could limit or prohibit the payment of dividends on shares of our common shares, Series B Preferred Stock, the Series C Preferred Stock offered by this prospectus supplement and any other shares of our outstanding capital stock. In addition, the terms of the Series B Preferred Stock and the Series C Preferred Stock prohibit us from paying dividends on our common shares if dividends on the Series B Preferred Stock and the Series C Preferred Stock are not paid in full. See “Description of Preferred Stock—Dividend Rights” in the accompanying prospectus. Any failure by us to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments, by virtue of the terms of any class or series of our capital stock or otherwise, would result in the loss of our status as a REIT under the Internal Revenue Code, which would likely have a material adverse effect on us.

Dividends

Subject to the preferential rights of holders of any other of our capital stock ranking prior to the Series C Preferred Stock as to dividends, holders of the outstanding Series C Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of         % per annum of the $25.00 per share liquidation preference (equivalent to an annual rate of $         per share). Dividends shall accrue daily and be cumulative from and including the original issue date, which will be defined in our articles supplementary as the first date on which any shares of Series C Preferred Stock are originally issued and which is expected to be March 15, 2004. Dividends on the Series C Preferred Stock shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, each a dividend payment date or, if such day is not a “business day” (as defined in our articles supplementary), the next succeeding business day. The first dividend, will be payable on March 31, 2004 and will be for less than a full quarterly dividend period. Dividends payable on the Series C Preferred Stock, including dividends payable for partial dividend periods, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock transfer books at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable dividend payment date falls or such other date designated by our board of directors that is not more than 30 nor less than ten days prior to such dividend payment date, each, a dividend record date. The dividends payable on any dividend payment date or any other date determined by our Board of Directors as a date on which dividends shall be paid shall include dividends accrued to but excluding such dividend payment date or other date, as the case maybe.

If any dividend payment date or redemption date for the Series C Preferred Stock falls on a day which is not a business day, the payment which would otherwise be due on such dividend payment date or redemption date, as the case may be, may be made on the next succeeding business day with the same force and effect as if made on such dividend payment date or redemption date, as the case may be, and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such dividend payment date or redemption date, as the case may be, to such next succeeding business day.

When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series C Preferred Stock and the shares of any other class or series of our preferred stock ranking on a parity as to dividends with the Series C Preferred Stock (including the Series B Preferred Stock), all dividends declared upon the Series C Preferred Stock and any other class or series of our preferred stock ranking on a parity as to dividends with the Series C Preferred Stock (including the Series B Preferred Stock) shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other class or series of our preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series C Preferred Stock and such other class or series of our preferred stock bear to each other.

Unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or shares of any other class or series of our capital stock ranking junior to the Series C Preferred Stock as to dividends and as to the distribution of assets upon our liquidation, dissolution and winding up) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon any class or series of our capital stock ranking junior to or on a parity with the Series C Preferred Stock as to dividends or as to the distribution of assets upon our liquidation, dissolution or winding up (including the Series B Preferred Stock), nor shall any shares of any class or series of our capital stock ranking junior to or on a parity with the Series C Preferred Stock as to dividends or as to the distribution of assets upon our liquidation, dissolution or winding up (including the Series B Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by us (except by conversion into or exchange for shares of any other class or series of our capital stock ranking junior to the Series C Preferred Stock as to dividends and as to the distribution of assets upon our liquidation, dissolution and winding up and except for the redemption of our capital stock pursuant to Article VII (or any similar provisions) of our articles of incorporation. See “—Restrictions on Ownership and Transfer” below.

We are and may in the future become a party to instruments and agreements which could restrict or prevent the payment of dividends on the Series C Preferred Stock. See “—Dividend and Redemption Restrictions Under Debt Instruments” above. In that regard, no dividends on any shares of Series C Preferred Stock will be declared by our board of directors or paid or set apart for payment by us at such time as any of our agreements, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if the declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.

Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue regardless of whether or not we have earnings, regardless of whether or not there are funds legally available for the payment of such dividends, and regardless of whether or not dividends are declared. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described above. Any dividend payment made on shares of the Series C Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

If for any taxable year we designate any portion of a dividend as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) then we intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes and series of our capital stock for the year to the holders of our Series C Preferred Stock in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of our Series C Preferred Stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes and series of our capital stock for the year. See “Supplemental Federal Income Tax Considerations” below and “Federal Income Tax Considerations” in the accompanying prospectus.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution, or winding up, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of capital stock ranking junior to the Series C Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up, but subject to the preferential rights of the holders of any of our capital stock ranking prior to the Series C Preferred Stock with respect to such distribution of assets, the holders of shares of Series C Preferred Stock then outstanding are entitled to be paid out of the assets legally available for distribution to our stockholders liquidating distributions in cash or property at its fair market value as determined by our board of directors in the amount of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment. After payment of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series C Preferred Stock, as such, will have no right or claim to any of our remaining assets.

If, upon our voluntary or involuntary liquidation, dissolution or winding up, our assets legally available for distribution to our stockholders are insufficient to pay the full amount of liquidating distributions on all outstanding shares of Series C Preferred Stock and the full amount of the liquidating distributions on all outstanding shares of any other classes or series of our capital stock ranking on a parity with the Series C Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up (including the Series B Preferred Stock), then holders of the Series C Preferred Stock and all such other classes or series will share ratably in any distribution of our assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be entitled.

In determining whether a distribution (other than upon our voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series C Preferred Stock, whose preferential rights upon dissolution are superior to those receiving the distribution.

Optional Redemption

The Series C Preferred Stock is not redeemable prior to             , 2009, except that we will be entitled, pursuant to certain provisions in our articles of incorporation, to redeem shares of Series C Preferred Stock in order to preserve our status as a REIT for federal income tax purposes. See “—Restrictions on Ownership and Transfer” below. The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

On and after             , 2009, we may, at our option upon not less than 30 nor more than 60 days’ prior written notice to the holders of record of the Series C Preferred Stock to be redeemed, redeem the Series C Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $25.00 per share plus (except as provided below) accrued and unpaid dividends to the date fixed for redemption. If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and the shares to be so redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable method determined by us that will not give us the right to redeem shares of Series C Preferred Stock pursuant to Article VII of our articles of incorporation allowing the redemption of our capital stock in a number sufficient to preserve our status as a REIT for federal income tax purposes. See “—Restrictions on Ownership and Transfer” below. If the shares of Series C Preferred Stock evidenced by a stock certificate are to be redeemed in part only, one or more new certificates representing the unredeemed shares will be issued.

Notice of redemption will be given by publication in The Wall Street Journal or, if such newspaper is not then being published, in another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. Notice of redemption also will be mailed, first class postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of shares of Series C Preferred Stock to be redeemed at the address shown on our share transfer records. Any notice which has been mailed in the manner provided in the preceding sentence shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. No failure to mail or defect in such mailed notice or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places (which shall include a place in the Borough of Manhattan, The City of New York) where the certificates evidencing the Series C Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares of the Series C Preferred Stock to be redeemed will cease to accrue on such redemption date.

If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the notice mailed to a holder shall also specify the number of shares of Series C Preferred Stock to be redeemed from such holder.

If notice of redemption has been given and if funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the shares of Series C Preferred Stock called for redemption, then from and after the date fixed for redemption, dividends will cease to accrue on the shares of Series C Preferred Stock called for redemption, such shares of Series C Preferred Stock will no longer be deemed outstanding, and all rights of the holders of such shares of Series C Preferred Stock will terminate, except the right to receive the redemption price together with, if applicable, accrued and unpaid dividends thereon to the redemption date.

The holders of record of shares of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of such shares of Series C Preferred Stock after such dividend record date and on or prior to the corresponding dividend payment date or our default in the payment of the dividend due on such dividend payment date, in which case the redemption price for such shares of Series C Preferred Stock will not include such dividend (which shall instead be paid on the applicable dividend payment date to the holders of record on such dividend record date as described above). Except as provided above and as described below under “—Restrictions on Ownership and Transfer,” and to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Series C Preferred Stock called for redemption.

Voting Rights

Holders of the Series C Preferred Stock will not have any voting rights, except as described below. In that regard, the description of voting rights set forth below supersedes and replaces, insofar as concerns the Series C Preferred Stock, the discussion set forth in the accompanying prospectus under “Description of Preferred Stock—Voting Rights” in its entirety.

Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting our board of directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our capital stock upon which like voting rights have been conferred and are exercisable and with which the Series C Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of the shares of Series C Preferred Stock (voting separately as a class with all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two directors at a special meeting called by one of our officers at the request of the holders of record of at least 10% of the outstanding shares of Series C Preferred Stock or by the holders of any other class or series of our capital stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of the Series C Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable) the term of office of such directors shall automatically terminate, such directors will no longer be qualified to serve and the authorized number of our directors shall thereupon return to the number of authorized directors otherwise in effect. As described in the accompanying prospectus under “Description of Common Stock—Certain Provisions of Our Articles and Bylaws,” our board of directors is classified into three classes serving staggered three- year terms. Under our articles of incorporation, any additional directors elected by the holders of the Series C Preferred Stock will be apportioned by the directors then in office among the classes so as to maintain the number of directors in each class as nearly equal as possible.

So long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series C Preferred Stock outstanding at the time, given in person or by proxy (with the Series C Preferred Stock voting separately as a class):

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up or reclassify any authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

•	amend, alter or repeal any provisions of our articles of incorporation (including our articles supplementary for the Series C Preferred Stock) so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; or

•	enter into any share exchange that affects shares of Series C Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this bullet point each share of Series C Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of the Series C Preferred Stock; provided, that any amendment to our articles of incorporation to authorize any increase in the amount of the authorized preferred shares or common shares or the creation or issuance of any other class or series of preferred shares or any increase in the amount of authorized or outstanding shares of the Series C Preferred Stock or any other class or series of preferred shares, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The voting provisions in the preceding paragraph will not apply if, at or prior to the time when an act occurs with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

On any matter on which the Series C Preferred Stock is entitled to vote (as expressly provided in our articles of incorporation, including the articles supplementary for the Series C Preferred Stock), including any action by written consent, each share of Series C Preferred Stock will be entitled to one vote, except that when shares of any other class or series of preferred shares have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference.

Conversion

The Series C Preferred Stock will not be exchangeable for or convertible into any other of our property or securities.

Restrictions on Ownership and Transfer

As described in the accompanying prospectus under “Restrictions on Transfer of Capital Stock; Redemption; Real Estate Investment Trust Status,” our articles of incorporation and bylaws contain certain provisions intended to help preserve our status as a REIT for federal income tax purposes and the Series C Preferred Stock will be subject to such provisions. Among other things, our articles of incorporation provide that, if the board of directors shall determine, in good faith, that the direct or indirect ownership of any of our stock has or may become concentrated to an extent that would prevent us from qualifying as a REIT, the board of directors is authorized to prevent the transfer of stock or to call for redemption (by lot or by other means affecting one or more stockholders selected in the sole discretion of the board of directors) of a number of shares of stock sufficient, in the opinion of the board of directors, to maintain or bring the direct or indirect ownership of our capital stock into conformity with the REIT provisions of the Internal Revenue Code.

Our articles supplementary will provide that the redemption price for any shares of Series C Preferred Stock so redeemed shall be $25.00 per share plus (except as provided below) accrued and unpaid dividends to the date fixed for redemption. Notice of any such redemption shall be mailed, first class postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of shares of Series C Preferred Stock to be redeemed at the address shown on our stock transfer books; provided that if we shall have reasonably concluded, based upon the advice of independent tax counsel experienced in such matters, that such redemption must be made on a subject date which is earlier than 30 days after the date of such mailing in order to preserve our status as a REIT for federal income tax purposes or to comply with federal tax laws relating to our qualification as a REIT, then we may give such shorter notice as is necessary to effect such redemption on the subject date. Any notice which has been mailed in the manner provided in the preceding sentence shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. However, the holders of record of shares of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding any such redemption of such shares of Series C Preferred Stock after such dividend record date and on or prior to the corresponding dividend payment date or our default in the payment of the dividend due on such dividend payment date, in which case the redemption price for any shares of Series C Preferred Stock so redeemed will not include such dividend (which shall instead be paid on the applicable dividend payment date to the holders of record on such dividend record date as aforesaid).

If notice of redemption has been given with respect to a redemption pursuant to those provisions of our articles of incorporation intended to help preserve our status as a REIT for federal income tax purposes, and if funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the shares of Series C Preferred Stock called for redemption, then from and after the date fixed for redemption dividends will cease to accrue on the shares of Series C Preferred Stock so called for redemption, such shares of Series C Preferred Stock will no longer be deemed outstanding, and all rights of the holders of such shares of Series C Preferred Stock will terminate, except the right to receive the redemption price together with, if applicable, accrued and unpaid dividends thereon to the redemption date.

Global Securities

We will issue the Series C Preferred Stock in book-entry form evidenced by one or more global securities. We anticipate that the global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates representing the Series C Preferred Stock registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

Purchases of Series C Preferred Stock under the DTC system must be made by or through participants, which will receive a credit for the shares on DTC’s records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security. The deposit of shares of Series C Preferred Stock with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the shares. DTC has no knowledge of the actual beneficial owners of the shares. DTC’s records reflect only the identity of the participants to whose accounts the shares are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Neither DTC nor Cede & Co. consents or votes with respect to the shares. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to the participants whose accounts are credited with the shares on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of shares only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Any redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Redemption proceeds, distributions and dividend payments on the Series C Preferred Stock will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of the participants and indirect participants.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission. Neither we nor any transfer agent, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the United States federal income tax considerations anticipated to be material to purchasers of our Series C Preferred Stock. This summary is based on:

•	the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	final, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•	administrative pronouncements and practices of the Internal Revenue Service; and

•	court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the Series C Preferred Stock, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

This summary is for general information only and is not tax advice. This summary deals only with Series C Preferred Stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except to the extent discussed under “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-United States Stockholders” or where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	“S” corporations;

•	regulated investment companies and REITs;

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;

•	dealers in securities or currencies;

•	persons holding Series C Preferred Stock as a hedge against currency risks or as a position in a straddle; or

•	United States persons whose functional currency is not the United States dollar.

If a partnership holds our Series C Preferred Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Series C Preferred Stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Series C Preferred Stock.

This discussion does not address any aspects of federal income taxation relating to the Company or its election to be taxed as a REIT, except that the information appearing below under “—New Legislation Related to the Accompanying Prospectus” and “—Proposed Legislation Related to the Accompanying Prospectus” is a summary of certain federal income tax considerations related to our REIT election that supplements the information appearing in the accompanying prospectus under “Federal Income Tax Considerations.” A summary of certain federal income tax considerations to the Company is provided in the accompanying prospectus. You are urged to review such summary and to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership and sale of our Series C Preferred Stock, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the tax laws.

Taxation of United States Stockholders

When we use the term “United States stockholder,” we mean a holder of shares of our Series C Preferred Stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, some trusts in existence on August 20, 1996 and treated as United States persons prior to that date and that elected to continue to be treated as United States persons shall also be considered United States stockholders.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than “capital gain dividends” and “qualified dividend income” discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. See “Capital Gain Dividends” and “—New Legislation Related to the Accompanying Prospectus”. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of Series C Preferred Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States stockholder. This treatment will reduce the adjusted tax basis that the United States stockholder has in its shares of Series C Preferred Stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends

Dividends that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in “—New Legislation Related to the Accompanying Prospectus” below, these gains may be taxable to non-corporate United States stockholders at a 15% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

If we properly designate any portion of a dividend as a capital gain dividend, then we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our Series C Preferred Stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of our Series C Preferred Stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Long-term Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

•	include the United States stockholder’s proportionate share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase its adjusted basis in the Series C Preferred Stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon a stockholder’s particular situation.

Dispositions of Series C Preferred Stock

If a United States stockholder sells or disposes of shares of Series C Preferred Stock to a person other than the Company, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. Except as provided below, this gain or loss will be long-term capital gain or loss if the holder has held the Series C Preferred Stock for more than one year. In general, if a United States stockholder recognizes loss upon the sale or other disposition of Series C Preferred Stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the United States stockholder received distributions from us that it was required to treat as long-term capital gains.

Redemption of Series C Preferred Stock

A redemption of shares of the Series C Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the United States stockholder;

•	results in a “complete termination” of the United States stockholder’s stock interest in the Company; or

•	is “not essentially equivalent to a dividend” with respect to the United States stockholder,

all within the meaning of Section 302(b) of the Internal Revenue Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the United States stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the United States stockholder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the United States stockholder depends upon the facts and circumstances at the time that the determination must be made, United States stockholders are advised to consult their tax advisors to determine such tax treatment.

If a redemption of shares of the Series C Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” In addition, the United States stockholder’s adjusted basis in the redeemed shares of the Series C Preferred Stock for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a United States stockholder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

If a redemption of shares of the Series C Preferred Stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Series C Preferred Stock.”

Backup Withholding

We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-United States Stockholders.”

Taxation of Tax-Exempt Stockholders

Except as described below, dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to certain pension trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.” However, we cannot guarantee that this will always be the case.

Taxation of Non-United States Stockholders

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our Series C Preferred Stock by persons that are non-United States stockholders. When we use the term “non-United States stockholder” we mean stockholders who are not United States stockholders as described above in “—Taxation of United States Stockholders.” In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our Series C Preferred Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder’s country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the United States federal income tax consequences to them of an acquisition of shares of our Series C Preferred Stock, including the United States federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

The state and local tax treatment of the ownership and disposition of Series C Preferred Stock may not conform to the United States federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our Series C Preferred Stock.

New Legislation Related to the Accompanying Prospectus

The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced from 20% to 15% (for taxable years ending on or after May 6, 2003, although, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” has generally been reduced from 38.6% to 15% (for taxable years beginning after December 31, 2002). In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or dividends properly designated by us as “capital gain dividends.” Although these tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends as more attractive relative to stock of REITs. The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, as a result of this new legislation, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends (rather than ordinary income, as set forth in the accompanying prospectus under the heading “Federal Income Tax Considerations—Failure to Qualify”) to the extent of our current and accumulated earnings and profits.

Proposed Legislation Related to the Accompanying Prospectus

Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	As discussed in the accompanying prospectus under “Federal Income Tax Considerations—Taxation of BRE Properties, Inc.—Asset Tests,” we may not own more than 10% by vote or value of any one issuer’s securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposed legislation, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described in the accompanying prospectus under “Federal Income Tax Considerations—Taxation of BRE Properties, Inc.—Income Tests” and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form, if at all.

Other Tax Considerations to the Company

As discussed in the accompanying prospectus under “Federal Income Tax Considerations—Taxation of BRE Properties, Inc.,” if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten- year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. Prior to January 2, 2002, we were required to make an applicable election in order to receive the foregoing treatment. However, under Treasury regulations released since the date of the accompanying prospectus, for transactions occurring on or after January 2, 2002, the applicable C corporation must refrain from making an applicable election in order to receive the foregoing treatment.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Series C Preferred Stock indicated below:

Name	Number of Shares
Credit Suisse First Boston LLC
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
McDonald Investments Inc

Total	3,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series C Preferred Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Series C Preferred Stock offered hereby if any such shares are taken.

The underwriters initially propose to offer part of the shares of Series C Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $     per share under the public offering price. Any underwriters may allow, and such dealers may reallow, a concession not in excess of $     a share to other underwriters or to certain dealers. After the initial offering of the shares of Series C Preferred Stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We expect to list the shares of Series C Preferred Stock on the New York Stock Exchange. Trading of the shares of Series C Preferred Stock on the New York Stock Exchange, if listing is approved, is expected to commence within 30 days after initial delivery of the shares of Series C Preferred Stock. The underwriters have advised us that they intend to make a market in the shares of Series C Preferred Stock prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the shares of Series C Preferred Stock, however, and may cease market-making activities, if commenced, at any time.

In order to facilitate the offering of the shares of Series C Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Series C Preferred Stock. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the shares of Series C Preferred Stock for their own account. In addition, to cover overallotments or to stabilize the price of the shares of Series C Preferred Stock, the underwriters may bid for, and purchase, shares of Series C Preferred Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of Series C Preferred Stock in the offering, if the syndicate repurchases previously distributed shares of Series C Preferred Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of Series C Preferred Stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the shares of Series C Preferred Stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have agreed that for a period of 30 days from the date hereof, we will not, without the prior written consent of Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC, directly or indirectly offer, sell, contract to sell, pledge, or otherwise dispose of any shares of Series C Preferred Stock or any shares of any other class or series of capital stock which is substantially similar to the Series C Preferred Stock.

Certain of the underwriters or their affiliates have provided banking and other financial services to us or our affiliates from time to time for which they have received customary fees and expenses. Certain of the underwriters or their affiliates will in the future continue to provide banking and other financial services to us or our affiliates for which they will receive customary compensation.

As described under “Use of Proceeds,” we may use all or a portion of the net proceeds from this offering to temporarily reduce borrowings outstanding under our unsecured credit facility. Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is the documentation agent and a lender under our unsecured credit facility. KeyBank National Association, an affiliate of McDonald Investments Inc., is also a lender under our unsecured credit facility. These lenders would receive their proportionate share of any amounts of the unsecured credit facility that are temporarily repaid. Because the amount that may be temporarily repaid to affiliates of underwriters may exceed 10% of the net proceeds from this offering, this offering is being made in compliance with the provisions of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

We expect that the delivery of the shares of Series C Preferred Stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the        business day following the date hereof (the settlement cycle being referred to as “T+     ”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the shares of Series C Preferred Stock prior to three business days prior to the closing date will be required, by virtue of the fact that the shares of Series C Preferred Stock initially will settle in T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

Latham & Watkins LLP, San Francisco, California will pass upon certain legal matters relating to our issuance and sale of the Series C Preferred Stock. Certain other legal matters relating to Maryland law will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, our special Maryland counsel. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of BRE Properties, Inc. appearing in BRE Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$700,000,000

BRE PROPERTIES, INC.

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

We may, from time to time in one or more offerings, sell up to $700,000,000 in the aggregate of:

●	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

●	shares of our preferred stock, par value $0.01 per share, in one or more series;

●	shares of our common stock, par value $0.01 per share; or

●	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

See “ Risk Factors” beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “BRE.” On September 18, 2001, the last reported sale price for our common stock on the New York Stock Exchange was $29.90 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2001.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

i

FORWARD-LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those pertaining to anticipated closings of transactions and uses of proceeds and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events and there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized.

The factors that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements include those set forth in the risk factors incorporated by reference in this prospectus and the accompanying prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2000. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only. We assume no obligation to update forward-looking statements.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 2, 2001;

●	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 9, 2001;

●	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on July 30, 2001;

●	Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 12, 2001; and

●	the description of our 8 1/2% Series A Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 333-47469), filed with the Securities and Exchange Commission on January 29, 1999.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to BRE Properties, Inc., Attention: Investor Relations, 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809 (telephone (415) 445-6530). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors set forth under the heading “Risk Factors” in the section entitled “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus and the accompanying prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

BRE PROPERTIES, INC.

We are a self-administered equity real estate investment trust focused on the development, acquisition and management of multifamily apartment communities in nine metropolitan markets of the Western United States. At June 30, 2001 our portfolio had real estate assets with a book value of approximately $1.7 billion which included 72 wholly or majority-owned apartment communities, aggregating 20,267 units; joint venture interests in three additional apartment communities, comprised of 780 apartment units; and 10 apartment communities in various stages of construction and development totaling 2,339 units. We have been a publicly-traded company since our founding in 1970 and have paid uninterrupted quarterly dividends to our stockholders from inception.

Our executive offices are located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809, and our telephone number is (415) 445-6530. BRE Properties, Inc. and the BRE logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include investing in additional multifamily apartment communities, funding development activities, capital expenditures, increasing our working capital, and reducing indebtedness. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following tables set forth our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated:

Ratios of Earnings to Fixed Charges

Fiscal Year Ended December 31,					Six Months Ended June 30, 2001
1996	1997	1998	1999	2000
3.2	3.1	2.2	2.4	2.1	2.3

Our ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist of our net income before gains (losses) on sales of investments in rental properties and minority interests in income plus provision for nonrecurring charges and fixed charges, excluding capitalized interest and preferred stock dividends. Fixed charges consist of interest payments and rental payments.

Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

Fiscal Year Ended December 31,					Six Months Ended June 30, 2001
1996	1997	1998	1999	2000
3.2	3.1	2.2	2.2	2.0	2.2

Our ratios of earnings to fixed charges and preferred stock dividends are computed by dividing earnings by fixed charges and preferred stock dividends. Earnings consist of our net income before gains (losses) on sales of investments in rental properties and minority interests in income plus provision for nonrecurring charges and fixed charges, excluding capitalized interest and preferred stock dividends. Fixed charges consist of interest payments and rental payments. Prior to January 1999, we did not have any outstanding preferred stock.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, in one or more offerings, up to $700,000,000 in the aggregate of:

●	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

●	shares of our preferred stock, par value $0.01 per share, in one or more series;

●	shares of our common stock, par value $0.01 per share; or

●	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

We may issue the debt securities as exchangeable for and/or convertible into shares of common stock, preferred stock and/or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock, or other securities. The debt securities, the preferred stock and the common stock are collectively referred to herein as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement and in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may offer under this prospectus up to $700,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $700,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities.

The debt securities are our obligations exclusively. Because a significant portion of our operations is conducted through our subsidiaries, our cash flow and consequent ability to service our debt, including the debt securities, are partially dependent on the earnings of our subsidiaries and the debt securities will be effectively subordinated to all existing and future indebtedness, guarantees and other liabilities of our subsidiaries. Although our existing indenture with JP Morgan Chase & Co., discussed below, imposes limitations on the incurrence of additional indebtedness, we and our subsidiaries will retain the ability to incur substantial additional indebtedness.

The debt securities will be issued under one or more indentures. Senior debt securities and subordinated debt securities will be issued pursuant to separate indentures, respectively, a senior indenture and a subordinated indenture, in each case between us and a trustee, which may be the same trustee. The senior indenture, with respect to any senior debt securities offered by this prospectus, will be the indenture between us and JP Morgan Chase & Co. (successor in interest to Chase Manhattan Bank and Trust Company, National Association), filed as an exhibit to the registration statement of which this prospectus is a part, or another senior indenture, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to collectively as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of

1939, as amended. The descriptions of the debt securities and the indentures set forth in this prospectus and in any prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to the forms of indentures and debt securities, which have been or will be filed as exhibits to the registration statement of which this prospectus is a part or incorporated by referenced by a Form 8-K. In the summary below, we have included parenthetical cross-references to the section numbers of the indentures so that you can easily locate these provisions.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”

General

The debt securities will be our direct, secured or unsecured obligations. Each indenture will provide that the debt securities issued under the indenture may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of directors or as established in one or more indentures supplemental to the applicable indenture. The terms of any debt securities within any series may differ from the terms of any other debt securities in that series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of the series, for issuances of additional debt securities of the series. (Section 301) Any trustee under the applicable indenture may resign or be removed with respect to one or more series of debt securities issued under the indenture, and a successor trustee may be appointed to act with respect to that series.

Reference is made to each prospectus supplement for the specific terms of the series of debt securities being offered thereby, including:

(1)  The title of the debt securities and whether the debt securities will be senior debt securities, senior subordinated debt securities or subordinated debt securities;

(2)  The aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(3)  The date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

(4)  The rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

(5)  The date or dates, or the method for determining the date or dates, from which the interest will accrue, the interest payment dates on which the interest will be payable, the regular record dates for such interest payment dates, or the method by which the regular record dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(6)  The place or places, other than or in addition to the Borough of Manhattan, the City of New York, where the principal of, and premium, if any, interest, if any, on, and additional amounts, if any, payable in respect of the debt securities will be payable, any registered debt securities may be surrendered for registration of transfer, exchange or, if applicable, conversion, and notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

(7)  The period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option, if we are to have an option;

(8)  Our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder, and the period or periods within which, or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any obligation;

(9)  If other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered debt securities will be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any bearer debt securities will be issuable;

(10)  If other than the trustee, the identity of each security registrar and/or paying agent;

(11)  If other than 100% of the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of the debt securities which is convertible into our common stock or other securities, or the method by which the portion shall be determined;

(12)  If other than United States dollars, the currency or currencies in which the debt securities are denominated and payable;

(13)  Whether the amount of payments of principal of, and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not, be based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices, and the manner in which the amounts shall be determined;

(14)  Whether the principal of, and premium, if any, or interest or additional amounts, if any, on the debt securities are to be payable, at our election or at the election of a holder, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, an election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are to be so payable;

(15)  Provisions, if any, granting special rights to the holders of debt securities upon the occurrence of events as may be specified;

(16)  Any deletions from, modifications of, or additions to the terms of the debt securities with respect to the events of default or covenants set forth in the applicable indenture;

(17)  Whether the debt securities will be issued in certificated or book-entry form;

(18)  Whether the debt securities will be in registered or bearer form or both and terms and conditions relating thereto;

(19)  The person to whom any interest on any registered debt security will be payable, if other than the person in whose name that debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer debt security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature;

(20)  The applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture and any provisions in modification of, in addition to or in lieu of such provisions;

(21)  The circumstances, if any, under which we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making the payment;

(22)  The terms, if any, upon which the debt securities may be convertible into our common stock, preferred stock or other securities or property and the terms and conditions upon which the conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period; and

(23)  Any other terms of the debt securities.

The debt securities may be original issue discount securities, which means that they would provide for less than the entire principal amount to be payable upon declaration of acceleration of the maturity. Any material United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Except as set forth below under the captions “Certain Covenants—Aggregate Debt Test,” “—Maintenance of Total Unencumbered Assets,” “—Debt Service Test” and “—Secured Debt Test,” which relate solely to our existing senior indenture, the indentures will not contain any provision that would limit our ability to incur indebtedness or that will afford holders of debt securities protection in a highly leveraged or similar action or in the event of a change of control. However, certain restrictions on ownership and transfers of our equity securities designed to preserve our status as a real estate investment trust may act to prevent or hinder a change of control.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the registered debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000. (Section 302)

Unless otherwise specified in the applicable prospectus supplement, the principal of, and premium, if any, and interest, if any, on any series of debt securities will be payable at the office or agency maintained by us for such purpose; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to payment as it appears in the security register or by transfer of funds to that person at an account maintained within the United States. (Sections 301, 305, 306, 307 and 1002)

Unless otherwise described in the applicable prospectus supplement, all payments of principal of, and premium, if any, and interest, if any, on any debt security that are payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

Any defaulted interest—interest not punctually paid or duly provided for on any interest payment date with respect to a debt security—will cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the applicable trustee, notice of which shall be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture. (Section 307)

Subject to certain limitations applicable to debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series, and of a like aggregate principal amount and tenor, in any authorized denominations upon surrender of the debt securities at the office or agency maintained by us for such purpose. In addition, subject to certain limitations applicable to debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, if applicable, or registration of transfer thereof at the office or agency maintained by us for such purpose. Every debt security surrendered for conversion, if applicable, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

If the applicable prospectus supplement refers to any transfer agent initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

Neither we nor any trustee will be required:

●	to issue, register the transfer of or exchange debt securities of any series if the debt securities may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of debt securities of that series to be redeemed and ending at the close of business on:

●	the day of the mailing of the relevant notice of redemption, if the debt securities are issuable only in registered form; or

●	the day of the first publication of the relevant notice of redemption, if the debt securities are issuable in bearer form, or the day of mailing of the relevant notice of redemption, if the debt securities are also issuable in registered form and there is no publication;

●	to register the transfer of or exchange any debt security in registered form, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

●	to exchange any debt security in bearer form so selected for redemption except in exchange for a debt security in registered form which is simultaneously surrendered for redemption; or

●	to issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid. (Section 305)

Merger, Consolidation or Sale

Each indenture will provide that we will not, in any transaction or series of related transactions, consolidate with, or sell, lease, assign, transfer or otherwise convey all or substantially all of our assets to, or merge with or into, any other person, unless:

●	either we shall be the continuing corporation, or the successor person, if other than us, formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by supplemental indenture delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all of the outstanding debt securities issued under the indenture and the due and punctual performance and observance of all of the other covenants and conditions contained in the outstanding debt securities and the indenture;

●	immediately after giving effect to the transaction and treating any Debt, including Acquired Debt, which becomes our obligation or an obligation of any of our subsidiaries as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time or both, would become such an event of default, shall have occurred and be continuing; and

●	an officers’ certificate and legal opinion concerning such conditions shall be delivered to the relevant trustee.

In the event that we are not the continuing corporation, then, for purposes of the second bullet point above, the references to us shall be deemed to refer to the successor corporation. (Sections 801 and 803)

Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which we are not the continuing corporation, the successor corporation formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to us, and be substituted for us, and may exercise all of our rights and powers under the relevant indenture with the same effect as if the successor corporation had been named as the Company under the indenture and thereafter, except in the case of a lease, we shall be released from our obligations under the indenture and the debt securities. (Section 802)

Certain Covenants

The existing senior indenture contains the following covenants:

Aggregate Debt Test.    We will not, and will not cause or permit any of our subsidiaries to, incur any Debt, including, without limitation, Acquired Debt, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of our outstanding Debt and all of the outstanding Debt of our subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, is greater than 60% of the sum of, without duplication:

●	the Total Assets of us and our subsidiaries as of the last day of the then most recently ended fiscal quarter; and

●	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt, by us or any of our subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 1004)

Debt Service Test.    We will not, and will not cause or permit any of our subsidiaries to, incur any Debt, including, without limitation, Acquired Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that:

●	such Debt and any other Debt, including, without limitation, Acquired Debt, incurred by us or any of our subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds therefrom, including to repay or retire other Debt, had occurred, on the first day of the period;

●	the repayment or retirement of any of our other Debt or any other Debt of our subsidiaries since the first day of such four-quarter period had occurred on the first day of the period, except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period; and

●	in the case of any acquisition or disposition by us or any of our subsidiaries of any asset or group of assets, in any such case with a fair market value, determined in good faith by our board of directors, in excess of $1 million, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire period. (Section 1005)

Secured Debt Test.    We will not, and will not cause or permit any of our subsidiaries to, incur any Debt, including, without limitation, Acquired Debt, secured by any lien on any of our property or assets or any of the property or assets of our subsidiaries, whether owned on the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of the Debt and the application of the proceeds from the Debt on a pro forma basis, the aggregate principal amount, determined on a consolidated basis in accordance with generally accepted accounting principles, of all outstanding Debt of ours and all outstanding Debt of our subsidiaries which is secured by any lien on our property or assets or any lien on property or assets of our subsidiaries is greater than 40% of the sum of, without duplication:

●	the Total Assets of us and our subsidiaries as of the last day of the then most recently ended fiscal quarter; and

●	the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt, by us or any of our subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 1006)

Maintenance of Total Unencumbered Assets.    We will, and will cause our subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of us and our subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 1007)

The form senior and subordinated indentures do not contain any of the covenants described above and do not contain any other limitation on the amount of Debt of any kind which we or our subsidiaries may incur. The indentures will not limit the amount of dividends or other distributions which we may pay to our stockholders.

Each indenture will contain the following covenants:

Existence.    Except as permitted under the provisions of the relevant indenture described in “—Merger, Consolidation or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights, charter and statutory, and franchises; provided, however, that we will not be required to preserve any right or franchise if our board of directors determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities outstanding under the indenture. (Section 1008 of the existing indenture and Section 1004 of the form senior and subordinated indentures)

Maintenance of Properties.    We will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection with our properties may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business. (Section 1009 of the existing indenture and Section 1005 of the form senior and subordinated indentures)

Insurance.    Each indenture will require us to, and to cause each of our subsidiaries to, keep in force upon all of our properties and operations policies of insurance carried with responsible companies in amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability. (Section 1010 of the existing indenture and Section 1006 of the form senior and subordinated indentures)

Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before they become delinquent:

●	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon any of our income, profits or property or the income, profits or property of any subsidiary; and

●	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any subsidiary, provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1011 of the existing indenture and Section 1007 of the form senior and subordinated indentures)

Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act, for so long as any debt securities are outstanding, we will, to the extent permitted under the Securities Exchange Act, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) if we were so subject, on or prior to the respective dates by which we would have been required to file such documents. We will also in any event:

●	transmit by mail to all holders of debt securities, as their names and addresses appear in the relevant security register, without cost to the holders and within 15 days after each required filing date, copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to these sections; and

●	file with the applicable trustee, within 15 days after each required filing date, copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to these sections.

Provided, however, that if filing such documents with the Securities and Exchange Commission is not permitted under the Securities Exchange Act, we will supply copies of such documents to any prospective holder of debt securities under the relevant indenture promptly upon written request and payment of the reasonable cost of duplication and delivery. (Section 1012 of the existing indenture and Section 1008 of the form senior and subordinated indentures)

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable prospectus supplement, each indenture will provide that the following events are “Events of Default” with respect to any series of debt securities issued thereunder:

●	default for 30 days in the payment of any interest on or any additional amounts payable in respect of any debt security of the series;

●	default in the payment of any principal of, or premium, if any, on, any debt security of the series at its maturity;

●	default in making any sinking fund payment as required for any debt security of the series;

●	default in the performance of any other covenant or warranty contained in the applicable indenture, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than the series, continued for 60 days after written notice as provided in the indenture;

●	default under any bond, note, debenture or other evidence of indebtedness of us or any of our subsidiaries or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries which results in the acceleration of such indebtedness in an aggregate principal amount exceeding $20,000,000 or which constitutes a failure to pay at maturity or other scheduled payment date (after expiration of any applicable grace period) such indebtedness in an aggregate principal amount exceeding $20,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after notice to us by the trustee or to us and the trustee by the holders of at least 10% in aggregate principal amount of the outstanding debt securities of the series;

●	certain events of bankruptcy, insolvency or reorganization with respect to us or of any significant subsidiary; and

●	any other event of default provided with respect to that series of debt securities. (Section 501)

The term “significant subsidiary” means any subsidiary of ours which is a significant subsidiary (as defined in Regulation S-X promulgated under the securities Act as in effect on January 1, 1996).

If an event of default under any indenture with respect to debt securities of any series issued thereunder at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, a portion of the principal amount as may be specified in the terms thereof, of all of the debt securities of that series to be due and payable immediately by written notice thereof to us, and to the applicable trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to debt securities of the series has been made, the holders of not less than a majority in principal amount of outstanding debt securities of the series may rescind and annul such declaration and its consequences if:

●	we shall have deposited with the applicable trustee all required payments of the principal of, and premium, if any, and interest, if any, on the debt securities of the series, other than amounts which have become due and payable as a result of the acceleration, plus certain fees, expenses, disbursements and advances of the trustee; and

●	all events of default, other than the nonpayment of accelerated principal, or specified portion thereof, premium, if any, and interest, with respect to debt securities of the series have been cured or waived as provided in the indenture. (Section 502)

The indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to the series and its consequences, except a default:

●	in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of the series; or

●	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected thereby. (Section 513)

The indentures will require each trustee to give notice to the holders of debt securities issued thereunder within 90 days of a default under the applicable indenture known to the trustee, unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to the series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of the series or in the payment of any sinking fund installment in respect of any debt security of the series, if a responsible officer of the trustee determines the withholding to be in the interest of the holders. (Section 601)

The indentures will provide that no holder of debt securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of the failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of reasonable indemnity. (Section 507) This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest, if any, on the debt securities held by that holder at the respective due dates thereof. (Section 508)

The indentures will provide that, subject to provisions to each indenture relating to its duties in case of default, a trustee thereunder is under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders shall have offered to the trustee thereunder reasonable security or indemnity. (Section 602) The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the series not joining therein. (Section 512)

Within 120 days after the close of each fiscal year, we must deliver to the relevant trustee a certificate, signed by one of several of our specified officers, stating whether or not such officer has knowledge of any noncompliance under the applicable indenture and, if so, specifying such noncompliance and the nature and status thereof. (Section 1014 of the existing indenture and Section 1010 of the form senior and subordinated indentures)

Modification of the Forms of Indenture

Modifications and amendments of an indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued thereunder which are affected by such modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each such debt security affected thereby:

●	change the stated maturity of the principal of, or any installment of interest, if any, or premium, if any, on, the debt security;

●	reduce the principal amount of, or the rate or amount of interest on, or any amount of premium payable on the debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of the holder of any such debt security to repayment of such debt security at the holder’s option;

●	change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest, if any, on the debt security;

●	impair the right to institute suit for the enforcement of any payment on or with respect to the debt security;

●	reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the applicable indenture with respect to the debt securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture;

●	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security; or

●	make any change that adversely affects the right, if any, to convert or exchange any debt security for our equity securities or other securities or property in accordance with the terms of the debt security. (Section 902)

Each indenture provides that the holders of not less than a majority in principal amount of outstanding debt securities of any series issued thereunder have the right to waive our compliance with certain covenants in the indenture applicable to the series, including those described in the section of this prospectus captioned “Description of Debt Securities—Certain Covenants.” (Section 1013 of the existing indenture and Section 1009 of the form senior and subordinated indentures)

Modifications and amendments of an indenture may be made by us and the applicable trustee without the consent of any holder of debt securities issued thereunder for any of the following purposes:

●	to evidence the succession of another person to us as obligor under the indenture;

●	to add to our covenants for the benefit of the holders of all or any series of debt securities issued thereunder or to surrender any right or power conferred upon us in the indenture;

●	to add events of default for the benefit of the holders of all or any series of debt securities issued thereunder;

●	to add or change any provisions of the indenture to facilitate the issuance of debt securities issued thereunder in bearer form, or to permit or facilitate the issuance of the debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

●	to change or eliminate any provision of the indenture, provided that no such change or elimination shall become effective with respect to the outstanding debt securities of any series issued thereunder which were first issued prior to the date of such change or elimination and which are entitled to the benefit of the provision;

●	to secure the debt securities issued thereunder;

●	to establish the form or terms of debt securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of the debt securities into common stock or preferred stock;

●	to provide for the acceptance of appointment by a successor trustee or to facilitate the administration of the trusts under the indenture by more than one trustee;

●	to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising thereunder, provided that such action shall not adversely affect the interests of holders of outstanding debt securities of any series issued thereunder in any material respect; or

●	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities issued thereunder, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series issued thereunder in any material respect. (Section 901)

The indentures will provide, that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the debt securities:

●	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

●	the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in the first bullet point above;

●	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to the indenture; and

●	debt securities owned by us or any other obligor upon the debt securities or any affiliate of us or of such other obligor shall be disregarded. (Section 101)

The indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. (Section 1501) A meeting may be called at any time by the applicable trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of the series, in any such case upon notice given as provided in the applicable indenture. (Section 1502) Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum. (Section 1504)

Notwithstanding the provisions described above, the indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or by the holders of a specified percentage in principal amount of the outstanding debt securities of the series and one or more additional series,

●	there shall be no minimum quorum requirement for such meeting; and

●	the principal amount of the outstanding debt securities of the series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether any request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504)

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, upon our request, any indenture shall cease to be of further effect with respect to any specified series of debt securities issued thereunder, except as to certain limited provisions of the indenture which shall survive, when either all debt securities of the series have been delivered to the trustee for cancellation, subject to certain exceptions, or all debt securities of the series have become due and payable or will become due and payable within one year, or, if redeemable, are scheduled for redemption within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and premium, if any, and interest to the date of such deposit, if the debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be.

Each indenture provides that, unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities issued thereunder either:

●	to defease and be discharged from any and all obligations with respect to the debt securities, except, among other things, for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402); or

●	to be released from our obligations with respect to the debt securities under the applicable covenants described above under the caption “Certain Covenants”, except that we will remain subject to the covenant to preserve and keep in full force and effect our corporate existence, except as permitted under the provisions described under “—Merger, Consolidation or Sale”, and, if provided pursuant to the indenture, our obligations with respect to any other covenants applicable to the debt securities of the series, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities. (“covenant defeasance”) (Section 1403)

In either case, the discharge, defeasance or covenant defeasance shall occur upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at stated maturity or, if applicable, upon redemption, or Government Obligations, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest, if any, on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

Such a trust may only be established if, among other things:

●	we have delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture;

●	if the cash and Government Obligations deposited are sufficient to pay the outstanding debt securities of the series provided the debt securities are redeemed on a particular redemption date, and we have given the applicable trustee irrevocable instructions to redeem the debt securities on that date; and

●	no event of default or event which with notice or lapse of time or both would become an event of default with respect to debt securities of the series shall have occurred and shall be continuing on the date of, or, solely in the case of events of default described in the sixth bullet of the first paragraph under “—Events of Default, Notice and Waiver” above, during the period ending on the 91st day after the date of, such deposit into trust. (Section 1404)

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

●	the holder of a debt security of the series is entitled to, and does, elect to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

●	a Conversion Event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made; then:

the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such debt security as it becomes due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such Conversion Event. (Section 1405)

In the event we effect covenant defeasance with respect to the debt securities of any series and the debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount of monies and Government Obligations deposited with the applicable trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities at the time of their stated maturity or at the time of the acceleration resulting from such event of default. In any such event, we would remain liable to make payment of amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Subordination of Subordinated Securities

The payment of the principal of, and premium, if any, and interest, if any, on the subordinated debt securities will be subordinated as set forth in the subordinated indenture in right of payment to the prior payment of all of our Senior Indebtedness whether outstanding on the date of the subordinated indenture or thereafter incurred. (Section 1601 of the subordinated indenture) At June 30, 2001, we had approximately $483,000,000 of Senior Indebtedness outstanding. There are no restrictions in the subordinated indenture upon the incurrence of additional Senior Indebtedness.

The subordinated indenture will provide that, in the event

●	of any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties which complies with the requirements of Article Eight of the subordinated indenture (described above under “Merger, Consolidation or Sale”);

●	that a default shall have occurred and be continuing with respect to the payment of principal of, or premium, if any, or interest on any Senior Indebtedness; or

●	that the principal of the subordinated debt securities of any series issued under the subordinated indenture, or in the case of original issue discount securities, the portion of the principal amount thereof referred to in Section 502 of the subordinated indenture, shall have been declared due and payable pursuant to Section 502 of the subordinated indenture, and such declaration shall not have been rescinded and annulled as provided in Section 502; then:

(1)  in a circumstance described in the first two bullet points, the holders of all Senior Indebtedness, and in the circumstance described in the third bullet point above, the holders of all Senior

Indebtedness outstanding at the time the principal of such subordinated debt securities issued under the subordinated indenture, or in the case of original issue discount securities, such portion of the principal amount, shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium, if any, interest and additional amounts, or provision shall be made for such payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment on account of the principal of, or premium, if any, or interest, if any, on or any additional amount in respect of the indebtedness evidenced by the subordinated debt securities;

(2)  any payment by us, or distribution of assets, of any kind or character, whether in cash, property or securities, other than certain of our subordinated debt securities issued in a reorganization or readjustment, to which the holder of any of the subordinated debt securities would be entitled except for the subordination provisions of Article Seventeen of the subordinated indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness, as provided in clause (1) above, or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness, as provided in clause (1) above, remaining unpaid after giving effect to any concurrent payment or distribution, or provisions therefor, to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the holders of the subordinated debt securities; and

(3)  in the event that, notwithstanding the foregoing, any payment by us, or distribution of our assets of, of any kind or character is received by the holders of any of the subordinated debt securities issued under the subordinated indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as described, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution, or provisions therefor, to the holders of such Senior Indebtedness.

By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain of our general creditors, including holders of Senior Indebtedness, may recover more, ratably, than the holders of the subordinated debt securities.

Convertible Debt Securities

If set forth in the applicable prospectus supplement, debt securities of any series may be convertible into common stock or other securities on the terms and subject to the conditions set forth in the prospectus supplement.

The applicable prospectus supplement may set forth limitations on the ownership or conversion of convertible debt securities intended to protect our status as a real estate investment trust for United States federal income tax purposes.

Reference is made to the sections captioned “Description of Common Shares,” and “Description of Preferred Shares” for a general description of securities which may be issued upon the conversion of convertible debt securities.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), or such other depository as may be identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in a prospectus supplement, debt securities that are represented by a global security will be issued in any authorized denomination and will be issued in registered or bearer form.

We anticipate that any global securities will be deposited with, or on behalf of DTC, and that the global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

Unless otherwise specified in the applicable prospectus supplement, each global security of any series will be exchangeable for certificated debt securities of the same series only if:

●	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act, if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by us within 90 days after we receive such notice or become aware of any ineligibility;

●	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

●	there shall have occurred and be continuing an event of default under the indenture with respect to the debt securities of the series and beneficial owners representing a majority in aggregate principal amount of the debt securities represented by global securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor, terms and rank, equal in principal amount to such beneficial interest, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by DTC’s relevant participants, as identified by DTC, to the applicable trustee. Unless otherwise described in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

The following is based on information furnished to us:

DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully registered debt security certificate will be issued with respect to each $400 million, or another amount as shall be permitted by DTC from time to time, of principal amount of the debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of the series.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“Beneficial Owner”) is in turn recorded on the direct and indirect participants’ records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are accomplished by entries made on the books of direct and indirect participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in debt securities, except under the circumstances described above.

To facilitate subsequent transfers, the debt securities are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the direct participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and Indirect participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, identified on a list attached to the omnibus proxy.

Principal payments, premium payments, if any, and interest payments, if any, on the debt securities will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings as shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and are the responsibility of such direct and indirect participants and not of DTC, the applicable trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, and premium, if any, and interest, if any, to DTC is our responsibility or the responsibility of the applicable trustee, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a Beneficial Owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participant, to the applicable trustee, and shall effect delivery of interest in a global security by causing the direct participant to transfer the participant’s interest in the global security or securities representing interest, on DTC’s records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Neither we, the applicable trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to any beneficial interest.

Certain Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the applicable indenture for a full disclosure of all defined terms, as well as any other terms used in this prospectus for which no definition is provided.

“Acquired Debt” means Debt of a person:

●	existing at the time that person is merged or consolidated with or into, or becomes a subsidiary of, us; or

●	assumed by us or any of our subsidiaries in connection with the acquisition of assets from that person.

Acquired Debt shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a subsidiary of, us or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, our interest expense and the interest expense of our subsidiaries for such period, including, without duplication, (1) all amortization of debt discount, (2) all accrued interest, (3) all capitalized interest, and (4) the interest component of capitalized lease obligations, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of us and our subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

●	interest expense on Debt;

●	provision for taxes based on income;

●	amortization of debt discount and deferred financing costs;

●	provisions for gains and losses on sales or other dispositions of properties and other investments;

●	property depreciation and amortization;

●	the effect of any non-cash items resulting from a change in accounting principles in determining Consolidated Net Income; and

●	amortization of deferred charges, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Net Income” for any period means the amount of net income, or loss, for us and our subsidiaries for such period, excluding, without duplication, extraordinary items and the portion of net income, but not losses, for us and our subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by us or one of our subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Conversion Event” means the cessation of use of:

●	a foreign currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community;

●	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

●	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

“Debt” means, with respect to any person, any indebtedness of that person, whether or not contingent, in respect of:

●	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

●	indebtedness secured by any lien on any property or asset owned by such person, but only to the extent of the lesser of:

●	the amount of indebtedness so secured; and

●	the fair market value, determined in good faith by the board of directors of such person or, in the case of us or a subsidiary, by our board of directors, of the property subject to such lien;

●	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

●	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with generally accepted accounting principles.

Debt also includes, to the extent not otherwise included, any obligation of that person to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, Debt of the types referred to above of another person, it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof.

“Government Obligations” means securities which are either:

●	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

●	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer.

Government Obligations shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

“Senior Indebtedness” means:

●	the principal of, and premium, if any, and unpaid interest, if any, on indebtedness for money borrowed or evidenced by a bond, note, debenture or similar instrument;

●	purchase money and similar obligations;

●	obligations under capital leases;

●	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, indebtedness and obligations of others of the types referred to in the first three bullet points above;

●	renewals, extensions and refunding of any such indebtedness or obligations;

●	interest in respect of any such indebtedness or obligations accruing after the commencement of any insolvency or bankruptcy proceedings; and

●	obligations associated with derivative products including interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements;

unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in all of the bullet points above expressly provides that the indebtedness or obligation is subordinate or junior in right of payment to all of our other indebtedness or is not senior in right of payment to the subordinated debt securities or ranks pari passu with or subordinate to the subordinated debt securities in right of payment.

“Total Assets” means the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable and intangibles, of us and our subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Total Unencumbered Assets” means the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Debt and all other assets, excluding accounts receivable and intangibles, of ours and our subsidiaries not subject to a lien securing Debt, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Undepreciated Real Estate Assets” means, as of any date, the cost, original cost plus capital improvements, of our real estate assets and the real estate assets of our subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means Debt of ours or any of our subsidiaries which is not secured by a lien on any property or assets of ours or any of our subsidiaries.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate and will apply to the preferred stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of preferred stock may specify different or additional terms. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of the preferred stock, which will be filed as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference by a Form 8-K.

General

We have authority to issue 10,000,000 shares of preferred stock, 2,300,000 of which are designated 8 1/2% Series A Cumulative Redeemable Preferred Stock. As of the date of this prospectus, 2,150,000 shares of our 8 1/2% Series A Cumulative Redeemable Preferred Stock are outstanding.

Under our certificate of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to the remaining authorized but unissued shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. As used herein, the term “board of directors” includes any duly authorized committee thereof. The issuance of the preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless we provide otherwise in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

●	the designation and stated value per share of such preferred stock and the number of shares offered;

●	the amount of liquidation preference per share;

●	the initial public offering price at which such preferred stock will be issued;

●	the dividend rate or method of calculation, the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

●	any redemption or sinking fund provisions;

●	any conversion or exchange rights; and

●	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, if and when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our funds legally available therefor, cash dividends on such dates and at such rates as set forth in, or as are determined by the method described in, the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates, fixed by our board of directors, as specified in the prospectus supplement relating to such series of preferred stock.

Such dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to such series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and we will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of such series.

Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our capital stock.

Unless otherwise specified in the applicable prospectus supplement, so long as the shares of any series of the preferred stock are outstanding, we may not declare any dividends on any shares of our common stock or any of our other stock ranking as to dividends or distributions of assets junior to such series of preferred stock—we refer to this common stock and any such other stock as junior stock—or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect of any shares of junior stock, whether in cash or property or in obligations of our stock, other than in junior stock which is neither convertible into, nor exchangeable or exercisable for, any of our securities other than junior stock, unless:

●	full dividends, including if such preferred stock is cumulative, dividends for prior dividend periods, have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of our preferred stock, other than junior stock, as defined below; and

●	we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of preferred stock of such series or any shares of any of our other preferred stock of any class or series, other than junior stock.

Liquidation Preferences

Unless otherwise specified in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution to such series of the preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock of any series and any other shares of our preferred stock, including any other series of the preferred stock, ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of our preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless we provide otherwise in the applicable prospectus supplement, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of our assets.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of our preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date, unless default is made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, dividends will cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease.

Unless otherwise specified in the applicable prospectus supplement, so long as any dividends on shares of any series of the preferred stock or any other series of our preferred stock ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of our preferred stock will be redeemed, whether by mandatory or optional redemption, unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion and Exchange Rights

The terms, if any, on which shares of the preferred stock of any series may be exchanged for or converted into shares of common stock, another series of the preferred stock or any other security will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, the shares of another series of the preferred stock or the amount of any other securities to be received by the holders of the preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.

Voting Rights

Except as indicated in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

DESCRIPTION OF COMMON STOCK

The following description of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate and will apply to the common stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of the common stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of our articles of incorporation and bylaws.

General

We have the authority to issue up to 100,000,000 shares of common stock, $.01 par value. As of June 30, 2001, there were 46,504,843 shares outstanding. In addition, as of June 30, 2001, there were 6,193,569 shares of common stock reserved for issuance upon the exercise of options under our stock option plans and 1,377,999 shares of common stock were reserved for issuance under our dividend reinvestment plan. Our common stock is listed on the New York Stock Exchange under the symbol “BRE.” Chase Mellon is the transfer agent and registrar of our common stock.

The holders of common stock are entitled to one vote for each share held at all meetings of our stockholders, except meetings at which only holders of another specified class or series of capital stock are entitled to vote. The holders of common stock are entitled to vote for the election of directors, however, stockholders do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock. Dividends may be paid in money, property or by the issuance of our fully paid capital stock. Bank credit agreements that we may enter into and debt securities that we may issue may restrict our ability to declare or pay dividends on our common stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be, fully paid and not subject to assessments by us.

The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers and other rights and interests of holders of common stock and, under certain circumstances, could make it more difficult for a third party to gain control of us and could have the effect of delaying or preventing an attempted takeover.

Certain Provisions of Our Articles and Bylaws

Several other provisions of our articles of incorporation and bylaws may have the effect of deterring a takeover. These provisions include:

●	the requirement that 70% of the outstanding shares of voting stock approve certain mergers, sales of assets or other business combinations with stockholders owning 10% or more of then outstanding voting shares, unless the transaction is recommended by a majority of the disinterested directors or meets certain fair price criteria;

●	the requirement that our directors may be removed by our stockholders only for “cause” and that vacancies on our board of directors may be filled only by action of the remaining directors;

●	the requirement that 70% of the outstanding shares of voting stock approve amendments to certain provisions of our articles of incorporation;

●	the classification of our board of directors into three classes serving staggered three-year terms;

●	a prohibition on certain stock repurchases by us from a holder of 5% or more of the outstanding voting shares for a price exceeding fair market value unless certain conditions are met; and

●	a requirement that stockholder action without a meeting be taken by unanimous written consent.

Furthermore, Maryland law imposes certain restrictions on business combinations with a greater than ten percent stockholder unless a company’s charter states that it has elected not to be governed by these provisions. We have made such an election in our articles of incorporation and therefore we are not subject to these provisions. Maryland law eliminates the voting rights of any shares of voting stock held by a person to the extent such shares exceed 20% of the outstanding voting stock of the company, and permits a company to redeem any such shares at the fair value of the stock, unless a company’s charter states that it has elected not to be governed by these provisions. We have made such an election in the our articles of incorporation and therefore we are not subject to these provisions.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; REDEMPTION; REAL ESTATE

INVESTMENT TRUST STATUS

Our articles of incorporation provide that any stockholder must, upon demand, disclose such information with respect to its direct and indirect ownership of the shares of our stock as we deem necessary to permit us to comply or to verify compliance with the real estate investment trust provisions of the Internal Revenue Code, or the requirements of any other taxing authority. Our articles of incorporation further provide that if our board of directors determines in good faith that direct or indirect ownership of shares of our stock has or may become concentrated to an extent that would prevent us from qualifying as a real estate investment trust we may prevent the transfer of stock to or call for redemption, by lot or by other means affecting one or more stockholders selected at the sole discretion of our board of directors of a number of shares of stock sufficient in our opinion to maintain or bring the direct or indirect ownership of our stock into conformity with the requirements for maintaining our status as a real estate investment trust.

If we redeem common stock, the redemption price shall be:

●	the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading;

●	if the shares are not so listed or admitted to trading but are reported in the Nasdaq system, the last sale price on the last business day prior to the redemption date, or if there is no sale on such day then at the last bid price on such day as reported in the Nasdaq National Market;

●	if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by our board for such purpose; or

●	if not determined by the foregoing methods, as determined in good faith by our board of directors.

From and after the date we fix for redemption, the holder of any shares of stock so called for redemption will cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the redemption price without interest.

Our bylaws provide that, whenever we determine it is reasonably necessary to protect our status as a real estate investment trust, we may require a statement or affidavit from each stockholder or proposed transferee setting forth the number of shares already owned by such stockholder or transferee or any related person. Our bylaws further provide that if any proposed transfer would jeopardize our status as a real estate investment trust:

●	we may refuse to permit such transfer;

●	any attempt to transfer as to which we have refused permission will be void and of no effect to transfer any legal or beneficial interest in the shares; and

●	all contracts for the sale or other transfer of shares are subject to these restrictions.

●	These provisions may also have the effect of preventing acquisition of control of us unless our board of directors determines that maintenance of our status as a real estate investment trust is no longer in our best interests.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the federal income tax considerations regarding BRE Properties, Inc. we believe are material to a holder of our securities. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus may be provided in the applicable prospectus supplement relating thereto.

The information in this section is based on:

●	the Internal Revenue Code of 1986, as amended;

●	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

●	the legislative history of the Internal Revenue Code;

●	current administrative interpretations and practices of the Internal Revenue Service; and

●	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we cannot assure you that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or, if challenged, will be sustained by a court.

You are urged to consult the applicable prospectus supplement, as well as your tax advisor, regarding the tax consequences to you of the acquisition, ownership and sale of the securities offered by this prospectus, including the federal, state, local, foreign and other tax consequences; our election to be taxed as a real estate investment trust for federal income tax purposes; and potential changes in the tax laws.

Taxation of BRE Properties, Inc.

General.    We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, effective upon our formation on May 22, 1970. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our first taxable year beginning May 22, 1970. We intend to continue to operate in this manner.

The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations.

The law firm of Latham & Watkins has acted as our tax counsel in connection with the filing of this prospectus. Latham & Watkins will render an opinion that, commencing with our taxable year ending December 31, 1997, (i) we have been organized in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Internal Revenue Code, and (ii) our method of operation and our proposed method of operation has enabled us to meet and will enable us to continue to meet, respectively, the requirements for qualification and taxation as a “real estate investment trust” under the Internal Revenue Code. This opinion will be rendered on the date this prospectus is declared effective, and Latham & Watkins will have no obligation to update its opinion subsequent to this date. The opinion of Latham & Watkins will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus and a factual certificate that will be provided by one of our officers. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See “—Failure to Qualify.” Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

●	We will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

●	We may be required to pay the “alternative minimum tax” on our items of tax preference.

●	If we have: (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

●	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

●	If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a real estate investment trust because certain other requirements are met, we will be required to pay a tax equal to:

●	the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below or (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by

●	a fraction intended to reflect our profitability.

●	We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

●	85% of our real estate investment trust ordinary income for the year;

●	95% of our real estate investment trust capital gain net income for the year; and

●	any undistributed taxable income from prior periods.

●	If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make an election under Treasury Regulation Section 1.337(d)-5T.

●	We may be required to pay a 100% penalty tax to the extent our tenants’ rental, service, and/or our agreements with our taxable REIT subsidiaries are not on commercially reasonable arm’s-length terms.

Requirements for Qualification as a Real Estate Investment Trust.    The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

(1)  that is managed by one or more trustees or directors;

(2)  that issues transferable shares or transferable certificates to evidence beneficial ownership;

(3)  that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)  that is beneficially owned by 100 or more persons;

(6)  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described above in the section “Restrictions on Transfers of Capital Stock; Redemption; Real Estate Investment Trust Status.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a Partnership Interest.    We own and operate one or more properties through partnerships or limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “—Tax Aspects of the Partnerships.” We have direct control of many of the partnerships in which we are a partner, and intend to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust. To the extent we do not have control of the partnerships of which we are a member, we generally have the ability to restrict the partnership from holding assets or deriving income which would jeopardize our status as a real estate investment trust. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Ownership of Subsidiaries.    We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified real estate investment trust subsidiaries” under the Internal Revenue Code. A corporation will qualify as a qualified real estate investment trust subsidiary if we own 100% of its outstanding stock and if we and the subsidiary do not jointly elect to treat it as a “taxable REIT subsidiary” as described below. A corporation that is a qualified real estate investment trust subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified real estate investment trust subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified real estate investment trust subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under “Asset Tests.”

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust:

●	First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (1) investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (2) some types of temporary investments;

●	Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (1) the real property investments described above, or (2) dividends, interest and gain from the sale or disposition of stock or securities or (3) any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

●	The amount of rent is not based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales.

●	We, or an actual or constructive owner of 10% or more of our capital stock, do not actually or constructively own 10% or more of the interests in the tenant.

●	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

●	We do not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, under recently enacted legislation, beginning in 2001, we are permitted to employ a “taxable REIT subsidiary” which is wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a real estate investment trust.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

●	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

●	we attach a schedule of the sources of our income to our federal income tax return; and

●	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in “—Taxation of the Company—General,” even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our non-qualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.    Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified real estate investment trust subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We may make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

(1)  at least 75% of the value of our total assets, including assets held by our qualified real estate investment trust subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

(2)  not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

(3)  of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer’s outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer; and

(4)  the value of the securities we own in our taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take those other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

As discussed above, a real estate investment trust cannot currently own more than 10% by vote or value of the outstanding securities of any one issuer. Recently, legislation was enacted that, beginning in 2001, allows a real estate investment trust to own up to 100% of the vote and/or value of a corporation which jointly elects with the real estate investment trust to be treated as a “taxable REIT subsidiary,” provided that, in the aggregate, a real estate investment trust’s total investment in its taxable REIT subsidiaries does not exceed 20% of the real estate investment trust’s total assets, and at least 75% of the real estate investment trust’s total assets are real estate or other qualifying assets. In addition, dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust.

This new legislation contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable REIT subsidiary occur “at arm’s-length” and on commercially reasonable terms.

These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the real estate investment trust if its, or its tenants’, rental, service and/or other agreements with its taxable REIT subsidiary are not on arm’s-length terms.

This new legislation will require us to monitor our investments in the entities in which we own an interest and, in some circumstances, modify those investments if we own more than 10% of the voting power or value of the outstanding securities of another entity, other than a qualified real estate investment trust subsidiary or a taxable REIT subsidiary, as described above. The legislation concerning taxable REIT subsidiaries is generally effective only for taxable years beginning after December 31, 2000. We own interests in taxable REIT subsidiaries, including BRE Alliance Services Inc., BRE Investments, Inc. and VelocityHSI, Inc. We and each of these companies have jointly elected for each of them to be treated as a taxable REIT subsidiary. As a result, our ownership of securities of these subsidiaries will not be subject to the 10% asset test described above, and their operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary.

Annual Distribution Requirements.    To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

●	90% (95% for taxable years ending before January 1, 2001) of our “real estate investment trust taxable income”; and

●	90% (95% for taxable years ending before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

●	the excess of the sum of specified items of our noncash income items over 5% of “real estate investment trust taxable income” as described below.

Our “real estate investment trust taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required, under Treasury Regulations, to distribute at least 90% (95% for taxable years ending before January 1, 2001) of the after-tax gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset on the date we acquired the asset over (2) our adjusted basis in the asset on the date we acquired the asset.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years ending before January 1, 2001), but less than 100%, of our “real estate investment trust taxable income,” as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

We expect that our “real estate investment trust taxable income” will be less than our cash flow because of depreciation and other non-cash charges included in computing our “real estate investment trust taxable income.” Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. We may not, however, have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, we will be required to pay a 4% excise tax on the excess of our “required distribution” for a calendar year over our “distributed amount” for that year. Our required distribution for a year is equal to the sum of 85% of our ordinary income for the year and 95% of our capital gain net income for the year, increased to the extent, in the prior year, our distributed amount was less than 100% of our ordinary income and capital gain net income for that year. Our distributed amount for a year is equal to the amount we actually distributed during that year, increased to the extent, in the prior year, our distributed amount was more than 100% of our ordinary income and capital gain net income for that year, and increased by any amount on which tax was imposed for our failure to distribute 100% of our real estate investment trust taxable income or capital gain net income for that year.

Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for all federal income tax purposes as having been paid on December 31 of the prior year.

Failure To Qualify

If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects Of The Partnerships

General.    We currently own interests in several partnerships and limited liability companies and may own interests in additional partnerships and limited liability companies in the future. Our ownership of an interest in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the real estate investment trust asset tests and/or the real estate investment trust income tests. This, in turn, would prevent us from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

Other Tax Consequences

We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on us.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters for public offering and sale by them and may also sell securities to investors directly or through agents. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of securities offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of these methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

Underwriters may sell securities to or through dealers and they may pay the dealers compensation in the form of discounts, concessions or commissions. Any purchasers may also pay the dealers commissions. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Unless we provide otherwise in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will identify any underwriter, dealer or agent involved in the offer and sale of securities and set forth any compensation that we paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement.

We may enter into agreements with underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

To facilitate an offering of a series of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins, San Francisco, California and Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of BRE Properties, Inc. appearing in BRE Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.